Exhibit 16.1
December 19, 2008
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K of First Citizens Banc Corp, dated December 19, 2008 as contained in the third, fourth and fifth paragraphs of Item 4.01, and are in agreement with those statements.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Cleveland, Ohio

cc:	Mr. Allen R. Nickles, CPA Audit Committee Chairman First Citizens Banc Corp